Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FDA Grants Guided Therapeutics’ Request for New Meeting Date to

Plan Path Forward for LuViva® Advanced Cervical Scan PMA

Application

November 30 meeting clears scheduling conflict with doctors

NORCROSS, GA (November 5, 2015) -- Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today the U.S. Food and Drug Administration (FDA) has set a new meeting date of November 30, 2015, to review the company’s plan to submit an approvable application for the LuViva® Advanced Cervical Scan.

The company requested the new date to accommodate the schedules of two physicians who plan to attend the meeting on the company’s behalf. Dr. Leo B. Twiggs, professor emeritus at the Miller School of Medicine, University of Miami and Dr. Daron Ferris, professor at the Medical College of Georgia are principal investigators of the LuViva pivotal clinical trial. Both are past presidents of the American Society of Colposcopy and Cervical Pathology.

“We appreciate the agency working with us to accommodate the busy schedules of Drs. Ferris and Twiggs,” said Gene Cartwright, CEO of Guided Therapeutics. “Having them both at the meeting will make it more productive and hopefully lead to the most positive outcome.”

The LuViva is designed to detect cervical pre-cancer without taking a tissue sample and providing a result immediately, unlike any other women’s health cancer detection technology on the market. The LuViva is approved in Europe, Canada and Mexico and is currently available to women in 20 countries.

The FDA, in a not approvable letter, recommended that the company include additional patient data as part of its next PMA amendment. A key objective of the scheduled meeting will be to determine the parameters of the additional patient data FDA is seeking.

World-wide, the market for cervical cancer screening and diagnostics, as currently practiced using cytology (Pap test) for primary screening, is estimated at $6 billion and is projected to grow to almost $9 billion by 2020. Worldwide there are about 2.6 billion women aged 15 years and older who are at risk of developing cervical cancer.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings.

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Bill Wells

Guided Therapeutics

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